Exhibit 99.1

COMPANY CONTACT:	AT FINANCIAL RELATIONS BOARD:
James Mead	Leslie Loyet	Tim Grace
Chief Financial Officer	General Information	Media Inquiries
(312) 658-5740	(312) 640-6672	(312) 640-6667

FOR IMMEDIATE RELEASE

MONDAY, JANUARY 23, 2005

STRATEGIC HOTELS & RESORTS ANNOUNCES ACQUISITION OF THE FOUR SEASONS WASHINGTON, D.C. HOTEL

Chicago, IL – January 23, 2006 - Strategic Hotel Capital, Inc. (NYSE: SLH), which operates as Strategic Hotels & Resorts, today announced it has signed an agreement to acquire the Four Seasons Washington, D.C. hotel from an entity controlled by the Louis Dreyfus Property Group for a purchase price of $168.9 million. The acquisition, which is expected to close during the first quarter 2006, remains subject to customary closing conditions.

The 211-room luxury hotel is located in Georgetown, just 12 blocks from the White House and received the highly-coveted 2005 Mobil Five-Star award, the only Washington, D.C. area hotel to receive such recognition. The hotel recently reopened after a just completed $27.0 million renovation that reduced the number of rooms from 257 to a more desirable mix of 211 luxury guestrooms. The hotel features 160 rooms, 51 luxury suites, 12,500 square feet of meeting space, 24,000 square feet of retail space, underground parking, and a 12,500 square foot Four Seasons fitness club and spa. Four Seasons will continue to manage the property subsequent to the acquisition.

The company forecasts a period of ramp up after its reopening during the next 12 months and estimates the property will contribute between $9.5 million and $10.5 million of EBITDA in the last ten months of 2006 and between $10.4 million and $11.4 million in the first twelve months of ownership.

Laurence Geller, chief executive officer of Strategic Hotels & Resorts, commented, “The Washington, D.C. market has significant growth yet to come. As it stands, the Four Seasons leads the market and enjoys a tremendous reputation. We believe our physical improvements to the food

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and beverage and lobby areas will position this hotel to reap the benefits of the market growth while the hotel continues to lead the market for the foreseeable future.”

About the Company

Strategic Hotel Capital, Inc. also operates under the name Strategic Hotel & Resorts and is a real estate investment trust, which owns and asset manages high-end hotels and resorts. The company has ownership interests in 17 properties with an aggregate of 8,264 rooms. For further information, please visit the company’s website at www.strategichotels.com.

This press release contains forward-looking statements about Strategic Hotel Capital (the “Company”). Except for historical information, the matters discussed in this press release are forward-looking statements subject to certain risks and uncertainties. Actual results could differ materially from the Company’s projections. Factors that may contribute to these differences include but are not limited to the following: demand for hotel rooms in our current and proposed market areas; rising interest rates; availability of capital; ability to obtain or refinance debt; cash available for capital expenditures; delays and cost overruns associated with construction and development; availability of insurance to cover losses; competition; economic conditions generally and in the real estate market specifically; the effect of threats of terrorism and increased security precautions on travel patterns and hotel bookings; the outbreak of hostilities and international political instability; legislative or regulatory changes, including changes to laws governing the taxation of REITs; and changes in generally accepted accounting principles, policies and guidelines applicable to REITs.

Additional risks are discussed in the Company’s filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. The forward-looking statements are made as of the date of this press release, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.